Exhibit 99.2

News Release	Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400 New Orleans, Louisiana 70170 (504) 569-1875

Energy Partners, Ltd. Announces Intention to Launch Tender Offer and Con-
sent Solicitation for Its 8 3/4% Senior Notes Due 2010

New Orleans, Louisiana, March 12, 2007… Energy Partners, Ltd. (NYSE: EPL) (“EPL” or the “Company”) today announced that it intends to commence a cash tender offer to purchase all of the Company’s outstanding 8 3/4% Senior Notes due 2010 (the “Notes”) in connection with the announced equity self-tender offer to purchase up to 8,700,000 outstanding common shares for $23 per share in cash. The cash tender offer is expected to be commenced within approximately 10 business days.

In conjunction with the tender offer, the Company will also seek consents to certain proposed amendments to certain provisions of the indenture that governs the Notes. The purpose of the proposed amendments is to eliminate substantially all restrictive covenants and certain event of default provisions of the indenture.

The purchase price for the Notes will be based on a fixed spread of 50 basis points over the yield of the relevant U.S. Treasury Note to the earliest redemption date of the Notes (August 1, 2007 at 104.375% of principal amount). The purchase price will be inclusive of a consent payment for holders who validly tender and do not withdraw Notes on or prior to the payment deadline. The consent payment deadline is expected to be the tenth business day following commencement of the tender offer. The tender offer will be conditioned upon, among other things, the receipt of consents from the holders of a majority in aggregate outstanding principal amount of the Notes, the concurrent closing of the Company’s equity self-tender offer and consummation of the requisite financing to purchase the Notes.

Banc of America Securities LLC is expected to act as dealer manager for the equity self-tender offer and dealer manager for the debt tender offer and related consent solicitation. MacKenzie Partners, Inc. is expected to act as the information agent for both tender offers, and can be contacted at 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at EPL@mackenziepartners.com.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release contains forward-looking information and statements regarding EPL. All statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

•	reserve and production estimates,
•	oil and natural gas prices,
•	the impact of derivative positions,
•	production expense estimates,
•	cash flow estimates,
•	future financial performance,
•	planned capital expenditures,
•
    EPL’s ability to obtain consents from holders representing a majority in principal amount of the outstanding Notes, to close its equity self-tender and to consummate the requisite financing to purchase the Notes; and

•	other matters that are discussed in EPL's filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

No Offer or Solicitation. This release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent of any Notes. The tender offer and the consent solicitation will be made solely by an Offer to Purchase and Consent Solicitation Statement. The proposed tender offer for the Notes by EPL has not commenced. EPL’S SHAREHOLDERS ARE ADVISED TO READ EPL’S OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT AND ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER CAREFULLY AND IN THEIR ENTIRETY WHEN THEY ARE DISTRIBUTED BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Additional Information and Where to Find It. Noteholders may obtain information regarding the Company from EPL's website at www.eplweb.com, from the Securities and Exchange Commission’s website at www.sec.gov, by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875 or from MacKenzie Partners, Inc. by calling 1-800-322-2885 toll free or at 1-212-929-5500 collect or by e-mail at EPL@mackenziepartners.com.

CONTACT: Energy Partners, Ltd., New Orleans
Investors:
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953
or

Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel or Jeremy Jacobs, 212-355-4449

SOURCE: Energy Partners, Ltd.
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